EXHIBIT 10.25

                         MANUFACTURING TRANSITION AGREEMENT


     This Agreement (the "Agreement") is made as of the 1st day of October, 1997 (the "Effective Date"), by and among Medical Scientific, Inc., a Massachusetts corporation having a principal place of business at 125 John Hancock Road, Taunton, Massachusetts 02780 ("MSI"), Conceptus, Inc., a Delaware corporation having a principal place of business at 1021 Howard Avenue, San Carlos, California 94070 ("Conceptus"), and Microgyn, Inc., a Massachusetts corporation and wholly owned subsidiary of Conceptus ("Microgyn"). (Conceptus and Microgyn are collectively referred to hereinafter as the "Company.")

                                     WITNESSETH

     WHEREAS, the Company and MSI desire to terminate or amend certain agreements between them; and

     WHEREAS, Microgyn desires to acquire certain manufacturing know-how of MSI; and

     WHEREAS, MSI is willing to exchange such manufacturing know-how for certain payments and other consideration from the Company;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

                                     ARTICLE I

                   TERMINATION, RELEASE AND AMENDMENT OF AGREEMENTS

A.  Termination of Agreements.

     MSI and Microgyn hereby agree to terminate effective as of the Effective Date, (i) the Manufacturing Agreement, dated July 23, 1996 (the
"Manufacturing Agreement"), and (ii) the Sublicense Agreement, dated July 23, 1996 (the "Sublicense Agreement"), each entered into by them, upon the terms and conditions contained herein and those contained in the Royalty Agreement, dated as of October 1, 1997, the form of which is attached hereto as EXHIBIT A (the "Royalty Agreement"), entered into by MSI and the Company simultaneously with this Agreement. MSI and Microgyn acknowledge and agree that, after termination, neither party shall have any further rights or obligations under either the Manufacturing Agreement or the Sublicense Agreement, except for the respective indemnification and confidentiality provisions of such agreements which survive termination of such agreements.

B.  Release of Promissory Note.

     In connection with the termination of the Manufacturing Agreement, the Company further agrees that the obligation of MSI payable to Conceptus, in the principal amount of $800,000, plus accrued interest thereon is hereby terminated, provided, that, during the period lasting for 93 days after the date this Agreement is executed by the parties, November 14, 1997, MSI neither files a petition in bankruptcy nor has filed, or consents to the filing, against it of a petition of bankruptcy which is not dismissed within 60 days, or a petition to take advantage of any insolvency nor makes an assignment for the benefit of creditors.

C.  Amendment of Agreements.

     1. In connection with the termination of the Sublicense Agreement, the Company and MSI also agree that Section 1(b)(ii) of the Non-Competition Agreement by and among MSI, Conceptus and Microgyn dated as of November 26, 1996 (the "Non-Competition Agreement"), is hereby amended to read in its entirety as follows:

     The "Competing Business" shall mean the design, manufacture, and/or marketing of products in the field of gynecology and urology directly or indirectly competitive with the Microgyn Sheath System as described in the Microgyn Business Plan dated as of July 1996, including components thereof and materials incorporated therein.

In all other respects, the Non-Competition Agreement shall remain in full force and effect.

     2. MSI and Microgyn further agree that the second sentence of Article IV of the Joint Ownership and Cross-License Agreement, dated July 23, 1996 (the "Joint Ownership and Cross-License Agreement"), entered into by them, is hereby amended to read in its entirety as follows:

     All such filings shall be in the name of Microgyn and/or Conceptus, Inc., the parent company of Microgyn, and all marketing and sales rights or privileges obtained as a result of such approvals shall accrue solely to Microgyn and Conceptus, Inc.

In all other respects, the Joint Ownership and Cross-License Agreement shall remain in full force and effect.

                                     ARTICLE II

                             MANUFACTURE OF THE PRODUCTS

A.  Products.

     During the term of this Agreement, MSI agrees to manufacture and to sell the Products (as defined herein) exclusively to the Company, and the Company agrees to purchase such Products from MSI. For purposes of this Agreement, "Products" shall mean those products with the specifications described on attached EXHIBIT B (the "Existing Products") as well as those products currently only described on EXHIBIT B, whose specifications shall be attached to EXHIBIT B once such specifications are developed by MSI and the Company (the "New Products"). (The specifications for the Products are referred to herein as the "Product Specifications.")

B.  License to Manufacture.

     During the term of this Agreement, the Company grants to MSI a non-royalty bearing license to use any Company proprietary technology, whether owned or licensed by the Company, necessary to manufacture the Products exclusively for the Company.

C.  Manufacturing Facility.

    1. MSI will manufacture the Products in accordance with (i) the Product Specifications; (ii) Good Manufacturing Practices ("GMP") as required by the United States Food, Drug and Cosmetic Act, as amended (the "Act"); and (iii) pertinent rules and regulations of the United States Food and Drug Administration ("FDA").

    2. MSI will not make any changes, that would potentially affect Product safety or efficacy, in its manufacturing processes or procedures with respect to the Products or the Product Specifications without the Company's prior written approval. The Company agrees, however, to respond by facsimile to any change requests made by MSI within 24 hours of receipt of such requests.

    3. The Company shall have the right to have qualified employees or agents of the Company present at MSI's plant at all times during normal business hours to inspect MSI's facilities and manufacturing procedures for compliance with GMP and the Company's quality assurance requirements and to inspect MSI's inventory of Products, work-in-process, raw materials to be used for Products, production records and such other matters as may be pertinent to proper quality assurance of Products to be delivered hereunder.

    4. MSI will permit authorized representatives of the FDA to inspect MSI's plant and production facilities relating to or used in connection with the manufacture of Products and will promptly notify the Company when MSI receives notice of any such inspection. MSI will advise the Company of the findings of any FDA inspection and will immediately take steps to correct any deficiencies found by the FDA relating to the manufacture of the Products.

                                    ARTICLE III

                        FUNDING FOR MANUFACTURING OPERATIONS

A.  Funding

     During the period commencing on the Effective Date and continuing until the earlier of (i) the Transfer Completion Date (as defined below) or (ii) March 31, 1998, unless earlier terminated pursuant to Article X (the "Manufacturing Transition Period"), the Company shall pay the direct and indirect costs associated with the manufacture of the Products and specified on EXHIBITS D and E attached hereto and incorporated herein by this reference.

     1. The Company shall purchase all raw materials, subassemblies and components necessary for MSI to manufacture the Products (the "Materials"). Until MSI completes a physical inventory of the Materials it has on hand (the "Materials Inventory"), MSI shall order the Materials on behalf of the Company and instruct the various vendors to invoice the Company directly for Materials to be received before November 1, 1997. To the extent that vendors require that MSI purchase the Materials, the Company shall pay to MSI by wire transfer upon receipt of copies of invoices from such vendors the amounts due for the Materials provided. In addition, following completion of the Materials Inventory by MSI on or about October 30, 1997, the Company shall reimburse MSI for the cost of all Materials on hand not previously paid for by the Company; provided, however, the Company shall have the right, within five days after MSI's completion of the Materials Inventory, to verify the Materials Inventory information provided by MSI. Thereafter, the Company will order all Materials in coordination with MSI.

     2. Concurrently with the Materials inventory to be taken on or about October 30, 1997, MSI shall take a physical inventory of its work-in-process of the Products and finished goods of the Products (the "Product Inventory"). The Company and MSI shall agree on a value of the Product Inventory based on the direct Materials and labor costs and the Company shall thereafter purchase the Product Inventory from MSI; provided, however, the Company shall have the right, within five days after MSI's completion of the Product Inventory, to verify the Product Inventory information provided by MSI. The purchase price shall be the agreed upon value less any direct labor costs included in said value which were previously paid for by the Company.

     3. The Company shall prepay the sum of $93,937.00, adjusted as provided below (the "Overhead Prepayment"), by wire transfer to MSI on the last day of each calendar month during the

Manufacturing Transition Period (but not including the last day of the Manufacturing Transition Period) to cover MSI's costs, as specified on EXHIBIT D, which includes the salaries of the MSI production employees listed on EXHIBIT E, associated with the manufacture of the Products for the succeeding calendar month. MSI acknowledges that the Company has already paid an aggregate of $187,874.00 by wire transfer to MSI to cover MSI's costs associated with the manufacture of the Products for the months of October and November. Prior to each succeeding payment date, MSI shall reconcile the prior month's actual direct labor costs and related payroll taxes and employee benefits with the estimated amount of direct labor costs and related payroll taxes and employee benefits included in the prior month's Overhead Prepayment and advise the Company of any differences. The next Overhead Prepayment due from the Company shall be adjusted to reflect such differences. MSI acknowledges that the Overhead Prepayments required by this provision shall cease upon the termination of this Agreement; provided, however, the Company agrees to pay the salaries of the MSI production employees listed on EXHIBIT E through March 31, 1998 so long as this Agreement is not terminated as a result of a material breach by MSI. MSI further acknowledges that if this Agreement is terminated in the middle of a calendar month, any Overhead Prepayment in excess of the salaries of the MSI production employees ("Excess Overhead Prepayment") made by the Company shall be pro rated for such partial month and the unused balance of the Overhead Prepayment shall be offset against the Cash Component of the Purchase Price (as defined below) and/or royalties, if any, owed to MSI pursuant to the Royalty Agreement.

     4. The Company shall also make a one-time payment of $6,000 to MSI upon the signing of this Agreement for certain nonrecurring indirect costs. Additionally, the Company agrees to pay via wire transfer to MSI within seven days of receipt of copies of invoices therefor all consulting and professional fees (not including legal fees) incurred after the Effective Date, as specified on EXHIBIT F or as approved in writing in advance by the Company, related to (i) the manufacture or regulatory compliance of the Products and (ii) the accounting and record keeping for the Products.

     5. The Company shall have the right, twice during the term of this Agreement, and upon reasonable notice and during normal business hours, to have qualified employees or agents of the Company audit all books, records and documentation, however prepared and regardless of storage medium, relating to MSI's labor and Materials costs for manufacturing the Products for the purpose of assessing and confirming those costs. All information audited pursuant to this provision shall be considered Confidential Information for the purposes of Article IX hereof.

     6. MSI acknowledges that the Company owns all the capital equipment listed on EXHIBIT G hereof. Upon termination of this Agreement, MSI agrees that it will, upon the Company's instruction, promptly assemble and package all such equipment and the Materials and Product Inventories and ship, at the Company's expense, such equipment and inventories within five business days of the date of the Company's instruction, to a location specified by the Company via a carrier selected by the Company.

                                     ARTICLE IV

                        UNIT PRODUCTION AND PRODUCT SHIPMENT

A.  Unit Production.

     During the term of this Agreement, MSI shall produce on an aggregate basis through December 31, 1997, at least 50% of the number of units of each Existing Product as specified on EXHIBIT C (the "Minimum Required Units"), and will use its best efforts to produce 100% of the number of units of each New Product as specified on EXHIBIT C (the "Target Units") as of the last day of each calendar month thereafter. Any failure of MSI to produce the Minimum Required Units for any of the Existing Products or to use its best efforts to produce the Target Units for any of the New Products, other than a failure which is due to any factor or factors outside of MSI's control, shall be deemed a material breach of this Agreement by MSI.

B.  Passage of Title and Shipping Costs.

     All shipments of Products to the Company or its customers shall be F.O.B. MSI's Taunton, Massachusetts facility, and all shipping costs, duties, fees and taxes, other than taxes payable by MSI based upon its income or assets, in connection with such sales and shipments shall be the sole responsibility of the Company. Except for units of Products shipped during the month of October 1997, MSI shall not invoice the Company for the cost of such units because the Company shall have already paid such costs pursuant to
Article III of this Agreement; provided, however, the Company shall be obligated to pay the Unit Payment (as defined below) as provided in Section C of this Article IV. The parties shall agree to a price to be paid for units of Products shipped during the month of October 1997.

C.  Unit Payments.

     As an additional incentive to MSI to ship at least the Minimum Required Units to the Company as soon as possible and as additional consideration for the transfer of the Manufacturing Know-How by MSI, the Company agrees to pay to MSI the following amounts (each, a "Unit Payment"): (i) for each unit shipped in October 1997, $20 per unit; (ii) for each unit shipped in November 1997, $15 per unit; and (iii) for each unit shipped during the remainder of the Manufacturing Transition Period, $10 per unit. The Company shall pay the Units Payments promptly after it has received, inspected and accepted the units shipped; provided, however, the Company shall not pay the Unit Payment for any units shipped in excess of the aggregate number of units by Product specified in EXHIBIT C. The Company agrees that it will inspect all units promptly upon receipt and that any units not rejected and returned to MSI within seven business days of receipt shall be deemed accepted.

D.  Employee Bonus Pool.

     As an incentive to MSI employees to manufacture Products in accordance with the respective Product Specifications, the Company agrees to pay to MSI each month during the Manufacturing Transition Period for creation of an employee bonus pool (the "Bonus Pool") an amount equal to three dollars ($3.00) per unit of Product manufactured by MSI in accordance with the respective Product Specifications, as determined by the Company upon receipt and inspection of the units. MSI agrees to set up the Bonus Pool, to deposit all amounts paid by Conceptus pursuant to this Section D in the Bonus Pool and to distribute the entire Bonus Pool pro rata to its production employees listed on EXHIBIT E.

                                     ARTICLE V

                          TRANSFER OF MANUFACTURING KNOW-HOW

A.  Manufacturing Know-How.

     For the purposes of this Agreement, the term "Manufacturing Know-How" shall mean all documentation, information, techniques, technologies and "know-how" owned or licensed by MSI relating to the manufacture of the Products.

B.  Transfer of Manufacturing Know-How.

     As of the Effective Date, MSI hereby assigns and transfers to Microgyn, free and clear of all liens, mortgages, encumbrances and charges, all of MSI's intellectual property rights (including, without limitation, collectively, worldwide patents, trade secrets, copyrights, trademarks, mask work rights, moral rights, trade names, rights in trade dress, and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing ("Intellectual Property Rights")) to the Manufacturing Know-How.

C.  License of Manufacturing Know-How.

     As of the Transfer Completion Date (as defined below), Microgyn hereby grants to MSI an exclusive, worldwide, irrevocable, fully-paid license to use, modify and improve the Manufacturing Know-How in MSI's Field of Use (as such term is defined in the Joint Ownership and Cross-License Agreement).

D.  Cooperation of MSI.

     During the Manufacturing Transition Period, MSI shall use its best efforts to cooperate with the Company in transferring the Manufacturing Know-How to Microgyn. MSI shall take all steps necessary to help establish the Company or a third party selected by the Company as a manufacturing facility to manufacture the Products for the Company.

E.  Purchase Price.

     In consideration for the transfer of the Manufacturing Know-How by MSI, the Company will, as of the date on which the Company determines, in its sole discretion, that the transfer of the Manufacturing Know-How is completed, as evidenced by the commencement of full commercial production of the Products by the Company or a third party (the "Transfer Completion Date"):

     1.  pay in cash by wire transfer the following (the "Cash Component"):

           Transfer Completion Date             Amount in Cash
           ------------------------             --------------
                October, 1997                     $283,000
                November, 1997                    $225,000
                December, 1997                    $165,000
                January, 1998                     $120,000
                February, 1998                     $80,000
                March, 1998                        $40,000

         provided, however, the Cash Component shall be pro rated if the Transfer Completion Date shall occur in the middle of a calendar month; provided, further, the Cash Component shall be reduced by any unused balance of the Excess Overhead Prepayment; PLUS

     2. pay the royalties as provided in the Royalty Agreement; provided, however, the royalties may be reduced by any unused balance of the Excess Overhead Prepayment that is not offset against the Cash Component.

                                     ARTICLE VI

                                 REGULATORY MATTERS

A.  Traceability.

     MSI and the Company shall each maintain such traceability records with respect to the Products as shall be necessary to comply with applicable GMP regulations, including but not limited to master device and lot history records.

B.  Complaint Files.

     Each of MSI and the Company shall maintain appropriate complaint files relating to the Products manufactured by MSI pursuant to this Agreement and each shall promptly report in writing to the other any complaint related to Product quality.

C.  Reliability Reporting.

     Each of MSI and the Company shall promptly report in writing to the other any failure of a Product manufactured by MSI pursuant to this Agreement, any change in the statistically demonstrated reliability of such a Product or any other material information relative to the reliability of such a Product.

                                    ARTICLE VII

                            REPRESENTATIONS AND WARRANTIES

A.  Representations and Warranties of MSI.

     MSI hereby represents and warrants to the Company as follows:

     1. MSI is a corporation organized, validly existing and in corporate good standing under the laws of Massachusetts, has all requisite corporate power and authority to own and operate its property and carry on its business and is not required to qualify to do business in any other jurisdiction.

     2. The execution and delivery of this Agreement has been duly and validly authorized by all necessary corporate action on the part of MSI, and (assuming valid execution by the Company) this Agreement is a valid and binding obligation of MSI enforceable against it.

     3. As of the date of this Agreement, MSI is not a party to any lawsuit, nor is there any outstanding claim against MSI, alleging that use of the Manufacturing Know-How infringes the proprietary rights of any third party.

     4. As of the date this Agreement, there are no liens, mortgages, encumbrances, charges or other claims by any third party to the Manufacturing Know-How.

     5. As of the date of this Agreement, MSI is not a party to any agreement or understanding, oral or written, which would, in any manner, be inconsistent with the rights granted herein to the Company and MSI shall not enter into any agreement or understanding, oral or written, during the term of this Agreement, nor during the term of this Agreement, directly or indirectly, engage in any activity which would, in any manner, be inconsistent with the rights herein granted to the Company.

     6. MSI represents and warrants that all Products delivered hereunder will conform to and meet the Product Specifications for a period of one year from time of delivery to the Company.

     7. MSI represents and warrants that it will manufacture the Products in accordance with Article II hereof and that such Products shall be free from defects in materials and workmanship under normal use and service for a period of one year following delivery. The Company's sole remedy under this warranty shall be the replacement of any unit of Product which is determined to be defective during the Manufacturing Transition Period.

     8. MSI represents and warrants that all Products delivered hereunder shall be labeled in conformity with the specifications provided by the Company, which specifications shall comply with the Act and all applicable laws of each applicable jurisdiction into which the Company intends to sell the Products.

B.  Representations and Warranties of the Company.

     The Company hereby represents and warrants to MSI as follows:

     1. Conceptus is a corporation organized, validly existing and in corporate good standing under the laws of Delaware, has all requisite corporate power and authority to own and operate its property and carry on its business and is not required to qualify to do business in any other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, results of operations or financial condition of Conceptus. Microgyn is a corporation organized, validly existing and in corporate good standing under the laws of Massachusetts, has all requisite corporate power and authority to own and operate its property and carry on its business and is not required to qualify to do business in any other jurisdiction.

     2. The execution and delivery of this Agreement has been duly and validly authorized by all necessary corporate action on the part of each of Conceptus and Microgyn, and (assuming valid execution by MSI) this Agreement is a valid and binding obligation of each of Conceptus and Microgyn enforceable against each of them.

     3. As of the date of this Agreement, neither Conceptus nor Microgyn is a party to any lawsuit, nor is there any outstanding claim against Conceptus or Microgyn, respectively, alleging that use of the Manufacturing Know-How infringes the proprietary rights of any third party.

     4. As of the date of this Agreement, neither Conceptus nor Microgyn is a party to any agreement or understanding, oral or written, which would, in any manner, be inconsistent with the rights granted herein to MSI and neither Conceptus nor Microgyn shall enter into any agreement or understanding, oral or written, during the term of this Agreement, nor during the term of this Agreement, directly or indirectly, engage in any activity which would, in any manner, be inconsistent with the rights herein granted to MSI.

     5. The Company shall provide MSI on a timely basis with (i) the funding called for by Article III hereof and (ii) all materials, product designs, documentation, information and equipment necessary to allow MSI to achieve the Minimum Required Units and Target Units and to meet the Product Specifications.
                                    ARTICLE VIII

                                  INDEMNIFICATION

     1. MSI and the Company will indemnify and hold each other harmless from and against any and all suits, actions, losses, obligations, deficiencies, liabilities, claims, damages, cost and expenses (including court costs and reasonable attorneys' fees) which arise out of, are caused by, relate to, or result or occur from or in connection with their respective acts or omissions in connection with their respective activities under this Agreement.

     2. MSI agrees to indemnify, defend and hold the Company harmless from and against any and all suits, actions, losses, obligations, deficiencies, liabilities, claims, damages, cost and expenses (including court costs and reasonable attorneys' fees) arising from claims that the Manufacturing Know-How infringes or misappropriates any Intellectual Property Rights of a third party. MSI agrees that the Company may offset any payments it is required to make to MSI hereunder or pursuant to the Royalty Agreement against any funds owed to the Company by MSI pursuant to this second paragraph of Article VIII.

     3. If any claim by a third party is made against any party hereto and the party against whom said claim is made intends to seek indemnification with respect thereto as set forth in this Article VIII (the "Indemnitee"), the Indemnitee will promptly give written notice to the indemnifying party (the "Indemnitor") of such claim. The failure of the Indemnitee to give prompt notice shall not relieve the Indemnitor of its obligations hereunder, unless such failure materially prejudices the defense of the claim for which indemnification is sought. The Indemnitor will have ten days after such notice is given to elect, by written notice given to the Indemnitee, to undertake, conduct and control, through counsel of its own choosing and at the Indemnitor's sole risk and expense, the good faith settlement or defense of such claim, and the Indemnitee will cooperate with the Indemnitor in connection therewith; provided the Indemnitee will be entitled to participate in such settlement or defense through counsel chosen by the Indemnitee, and the fees and expense of such counsel will be borne by the Indemnitee; and, provided further, that the Indemnitor shall not make any settlement involving the payment of money by the Indemnitee without first making available the funds needed to pay the settlement and will not make any settlement involving any injunction or similar restriction against the Indemnitee without the consent of the Indemnitee, which consent shall not be unreasonably withheld. If the Indemnitor does not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the Indemnitor fails to proceed with the good faith defense or settlement of the matter after making such election, in either such event, the Indemnitee will have the right to contest, settle or compromise the claim at its exclusive discretion, at the risk and expense of the Indemnitor to the full extent set forth above, as the case may be. The provisions of this Article VIII shall survive termination of the Agreement.

                                     ARTICLE IX

                                   CONFIDENTIALITY

     For purposes of this Agreement, "Confidential Information" shall mean any information of a confidential and/or proprietary nature as to which either party has acquired or, during the term of this Agreement, acquires, any interest, including, but not limited to, all discoveries, inventions, improvements and ideas related to any process, formula, machine, device, manufacture, composition of matter, plan or design, whether patentable or not, or relating to the conduct of its business which, prior to the date hereof or during the term of this Agreement, was or is disclosed to the other party. In order for any information to be deemed Confidential Information, it must be in written form and appropriately marked confidential at the time of disclosure to the other party, or alternatively, if the information is disclosed orally, it must be confirmed as confidential in writing by the disclosing party within ten days of such disclosure. Notwithstanding the foregoing, the term "Confidential Information" shall not include any information which: (i) has been published or otherwise becomes a matter of public knowledge by any means other than the receiving party's default in the observance or performance of any term or provision of this Article on its part to be observed and performed; (ii) was known to the receiving party at the time of such disclosure or as evidenced by its business records maintained in the ordinary course; (iii) is at any time disclosed to the receiving party by any person or entity not a party hereto who it believes, after reasonable inquiry, has the right to do disclose same; or (iv) is independently developed by the receiving party.

     During the term of this Agreement and for a period of five years thereafter, each party will maintain the other party's Confidential Information in confidence and will not disclose same to any person or entity not a party hereto or use same for the benefit of any such third party. The receiving party will keep and maintain complete and accurate written records of the Confidential Information of the other party, will mark such Confidential Information with such legends as the disclosing party may reasonably direct, and will promptly deliver same to the disclosing party upon the expiration or termination hereof or at such other times as the disclosing party may request.

                                     ARTICLE X

                               TERM AND TERMINATION

A.  Term.

     This Agreement shall be effective upon execution by both parties and shall continue until March 31, 1998 unless sooner terminated in accordance with the provisions of this Agreement.

B.  Termination.

     This Agreement may be terminated:

     1. By either MSI or the Company upon the other's failure to satisfy any of its obligations hereunder or material breach of any representation or warranty hereunder (a "default"). Upon a default, the non-defaulting party shall provide written notice to the defaulting party of such default, and the defaulting party shall have ten days to cure such default, unless the default is a payment default, in which case the defaulting party shall have five days to cure such default. If the defaulting party fails to cure such default within said ten day or five day period, the non-defaulting party may immediately terminate this Agreement. In the event of a payment default, the defaulting party shall pay interest on the amount due at the rate of 1.5% per month until payment is made in full. Any payments made by a defaulting party shall first be applied against accrued interest and then against principal.

     2. By either party upon the filing against the other of a petition in bankruptcy which is not dismissed within 60 days, or upon either party filing or consenting to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, or making an assignment for the benefit of creditors.

     3. Upon any termination of this Agreement by the Company pursuant to this Article X, including, without limitation, because of MSI's failure to produce the Minimum Required Units that meet the Product Specifications, then the Company may deem the Transfer Completion Date to have occurred immediately and MSI shall forfeit its rights hereunder to receive any future Overhead Prepayments and the Cash Component of the Purchase Price.

     4.  Upon any termination of this Agreement by MSI pursuant to this
Article X, then MSI may deem the Transfer Completion Date to have occurred immediately and the Company shall pay the Cash Component for the full month in which such termination occurs.

     5. Upon any termination of this Agreement pursuant to this Article X, all rights and obligations of the parties hereunder shall cease except that the provisions of Articles I, V, VIII, IX, X and XI shall survive termination of this Agreement and all amounts owed by the Company or MSI to the other as of the date of such termination, except as provided is the proceeding paragraph, shall be immediately due and payable.

                                     ARTICLE XI

                                   MISCELLANEOUS

A.  No Assignment.

     Neither MSI nor the Company shall have the right to assign any of its rights or obligations under this Agreement, other than to its successor by merger, consolidation or sale of assets, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

B.  Severability.

     Any provision of this Agreement which is found to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision contained in this Agreement shall be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as then in effect.

C.  Notice.

     All notices or other communications required or permitted to be given under this Agreement shall be in writing and will be deemed effective and given when delivered in person, sent by delivery service or by certified or registered mail, postage and certification prepaid, or sent by telecopier or facsimile with confirmation to the following addresses:

     If to MSI:          Medical Scientific, Inc.
                         125 John Hancock Road
                         Taunton, Massachusetts 02780
                         Fax:  508.880.7347
                         Attn:  President

     With a copy to:     Warner & Stackpole LLP
                         75 State Street
                         Boston, Massachusetts 02109
                         Fax:  617.951.9151
                         Attn:  Michael A. Hickey, Esq.

     If to Microgyn:     Microgyn, Inc.
                         1021 Howard Avenue
                         San Carlos, California 94070
                         Fax:  650.508.7600
                         Attn:  President

     If to Conceptus:    Conceptus, Inc.
                         1021 Howard Avenue
                         San Carlos, California 94070

                         Fax:  650.508.7600
                         Attn: President

     With a copy to:     Venture Law Group
                         2800 Sand Hill Road
                         Menlo Park, California  94025
                         Fax:  650.233.8386
                         Attn:  Michael W. Hall, Esq.

D.  Counterparts.

      This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

E.  Captions.

     The captions of sections or subsections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

F.  Waivers.

     No waiver of any breach or default hereunder will be valid unless in a writing signed by the waiving party. No failure or other delay by either party in exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

G.  Further Assurances; Cooperation.

     From time to time on and after the date hereof, MSI and the Company will promptly execute and deliver all such further instruments and other documents, and will promptly take all such further actions, as the other may reasonably request, in order to effect or confirm the transactions hereby contemplated and to carry out the purposes of this Agreement. In addition, each of MSI and the Company will cooperate with the other in all reasonable respects relating to the transactions and relationship between the parties contemplated hereby.

H.  Force Majeure.

     Any delay in the performance of any of the duties or obligations of any party hereto shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay; provided, that such delay has been caused by or is the result of any acts of God, acts of the public enemy, insurrections, riots, embargoes, labor disputes (including strikes, lockouts, job actions, or boycotts), fires, explosions, earthquakes, floods, shortages of material or energy or other unforeseeable causes beyond the control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

I.  Entire Agreement.

     This Agreement and the Royalty Agreement, together with the exhibits hereto and thereto, contain the entire understanding and agreement among the parties, and supersedes any prior understandings or agreements among them, with respect to the subject matter hereof.

J.  Governing Law.

     This Agreement will to the maximum lawful extent be governed by and interpreted and construed in accordance with the internal laws of the Commonwealth of Massachusetts, as applied to contracts made, and entirely to be performed, within Massachusetts, and without reference to principles of conflicts or choice of law.

K.  Relationship of Parties.

     The relationship of the Company and MSI will be one of independent contracting parties, and not that of partners, joint venturers, principal-and-agent, or otherwise. Neither the Company nor MSI will have or purport to have any right, power, or authority to bind the other.

L.  Arbitration.

     The parties agree to work together in good faith to resolve any disputes arising under or in connection with this Agreement and the transactions and relationship between the parties contemplated hereby, and to explore resolution of the dispute through methods of alternative dispute resolution. If the parties are unable to resolve a dispute, it shall be finally settled by a panel of three arbitrators, each having at least five years of experience as an arbitrator and otherwise mutually acceptable to the parties, in an arbitration administered by American Arbitration Association in accordance with the internal laws of the Commonwealth of Massachusetts (except that any dispute relating to the construction or effect of any patent shall be resolved under the applicable laws of the United States or such other jurisdiction as granted such patent). Any demand for arbitration hereunder must be made before the running of the legal statute of limitations applicable to the claim at issue. Any such arbitration shall take place in Boston, Massachusetts, unless otherwise agreed by the parties, and shall be subject to the then applicable Federal Rules of Civil Procedure. The panel of arbitrators will not have any right, power, or authority to award any punitive or exemplary damages or other damages in excess of purely compensatory damages. Each of the Company and MSI will be responsible for one-half of the fees and expenses of the panel of arbitrators, and all of such party's own costs and expenses, in connection with any such arbitration. Judgment upon any award rendered by the panel of arbitrators, if such award is in accordance with applicable law and the terms of this Agreement, may be entered in any court of competent jurisdiction. The decision of the panel of arbitrators shall be in writing and shall set forth in reasonable detail the basis for such decision.

                              [SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written.

                        MICROGYN, INC.

                        By: /s/ Sanford Fitch

                             Name: Sanford Fitch

                             Title: Chief Financial Officer


                        CONCEPTUS, INC.

                        By: /s/ Kathryn Tunstall

                             Name: Kathryn Tunstall

                             Title: President and Chief Executive Officer


                        MEDICAL SCIENTIFIC, INC.

                        By: /s/ Paul C. Nardella

                             Name: Paul C. Nardella

                             Title: President

                                     EXHIBIT A

                                 ROYALTY AGREEMENT
                                 -----------------

See Exhibit 10.26.

                                     EXHIBIT B


EXISTING PRODUCTS:

1.   Existing Sheath for Olympus Resectoscope

2.   Existing Sheath for Storz Resectoscope


NEW PRODUCTS:

1.   New Sheath for ACMI/Circon Resectoscope 25.6F, model GEOSHCF outer sheath

2.   New Sheath for Olympus Resectoscope 27F, model A4724 outer sheath


                               PRODUCT SPECIFICATIONS
                               ----------------------

                                    See Attached


This exhibit contains the following:

- Detailed diagram and schedule of the QCII-ASSY SHEATH (O)

- Detailed diagram and schedule of the QCII-ASSY SHEATH (S)

                                     EXHIBIT C

                                   UNITS ORDERED
                                   -------------


                      Product Type    Number of Units    Total Units by Month
                      ------------    ---------------    --------------------
October 1997          Olympus              1,400
                      Storz                1,500              2,900

November 1997         Olympus                500
                      Storz                3,500              4,000

December 1997         Circon (New)           500
                      Storz                4,000              4,500

January 1998          Circon (New)         3,000
                      Olympus (New)        1,000              4,000

February 1998         Circon (New)         1,000
                      Olympus (New)        3,000              4,000

March 1998            Circon (New)         2,000
                      Olympus (New)        2,000              4,000


                                                             23,400
                                                             ------
                                                             ------

                                      EXHIBIT D

                              MSI MONTHLY OVERHEAD POOL
                              -------------------------

1.   SALARIES                                                          $41,554
     Position @ MSI                            % Time to be Spent
     --------------                                on Microgyn
                                                 ----------------
     Product Development Technologist                        100%
     Engineer                                                 50%
     Chief Executive Officer                                  60%
     Vice President, Engineering                              90%
     Project Manager                                         100%
     Director Operations                                     100%
     Administrative Assistant                                 25%
     Office Manager                                           50%
     Inventory & Documentation Mgr.                          100%
     Engineer                                                 50%

2.   DIRECT LABOR                                                      $20,257
     11 Assemblers
     1 Production Lead
     l Quality Inspector

3.   PAYROLL TAXES (@ 7.65%)                                           $ 4,384

4.   UNEMPLOYMENT INSURANCE                                            $ 1,542

5.   HEALTH INSURANCE                                                  $12,500

6.   RENT and UTILITIES                                                $ 6,000

7.   PROPERTY and LIABILITY INSURANCE                                  $ 2,000

8.   SUPPLIES                                                          $ 2,000

9.   OFFICE, TELEPHONE, POSTAGE & SHIPPING,
     REPAIRS & MAINTENANCE & OTHER                                     $ 3,700

                     TOTAL MONTHLY PAYMENT                             $93,937

                                      EXHIBIT E

                    CERTAIN MSI PRODUCTION EMPLOYEES AND SALARIES
                    ---------------------------------------------

Steve Labonte (Instrument Assembly Supervisor)

Anita Figueira (QA Lab Technician)

Maria Amaral

Marie Freitas

Lucia Benoit

Debra Shiek

Fatima Barbara

Luis Cotto

Betty Sevra

Maria Gato

Elizabeth Shiek

Max Imhoff

Helia Jorge



TOTAL MONTHLY SALARIES: . . . . . . . . . . . . . . . . . . . . . . . .$20,257

                                     EXHIBIT F

                      AUTHORIZED CONSULTANTS AND PROFESSIONALS
                      ----------------------------------------

PAUL GARANT

FRANK BIMBO

ROBERT DIGIANTOMMASO

                                     EXHIBIT G

                            COMPANY'S CAPITAL EQUIPMENT
                            ---------------------------

ASSET NUMBER              DESCRIPTION                            AMOUNT
-------------------------------------------------------------------------
1344                      Universal Hub Sheath                   9,250.00
1345                      ELC 400 Cur Lmps                       7,539.00
1345                      Shutters for ELCs                      6,526.80
1345                      ELC-UV6A Cur. Sys.                     5,995.50
1345                      AC 992 Fluid Disp.                     2,756.25
1345                      Ultrasonic Cleaner                     4,520.45
1345                      Drying Oven                            5,542.37
1345                      1L 309B Radiometer                     1,034.25
1345                      RF Tip form. Gen.                     14,647.50
1345                      Ultrasonic Welder                     15,009.75
1345                      Bar Sealer                            13,193.25
1364                      RF Tip Tapering Equipment             12,883.85
-------------------------------------------------------------------------
Total                                                          $98,898.97
-------------------------------------------------------------------------
-------------------------------------------------------------------------